EXHIBIT 99.1

CRITEO ANNOUNCES
THE DEPARTURE OF COO MOLLIE SPILMAN

CEO Assumes Direct Leadership Over the Sales & Operations Organization

NEW YORK – June 25, 2019 - Criteo S.A. (NASDAQ: CRTO), the advertising platform for the open Internet, today announced that Chief Operating Officer Mollie Spilman has decided to leave the Company to pursue a new career opportunity. She will continue with the Company through the end of the second quarter 2019 and depart on July 5, 2019.

With Mollie’s departure, CEO JB Rudelle will directly manage the sales and operations teams to ensure faster execution of Criteo’s transformation plan.

Mollie joined Criteo in 2014 and, in her tenure as COO leading all global commercial teams, has been instrumental in growing Criteo to a $2+ billion business that sustains a 90% client retention.

Criteo’s strategy is to provide advertisers with a best-in-class multi-solution platform for the open Internet. As the Company progresses on its objectives, it is realigning the sales force under the CEO with a leaner and more agile organization positioned to win.

Forward-Looking Statements Disclosure

This press release contains forward-looking statements, including statements around faster execution transformation plans and other statements that are not historical facts and involve risks and uncertainties that could cause actual results to differ materially.
Factors that might cause or contribute to such differences include, but are not limited to: failure related to our technology and our ability to respond to changes in technology, uncertainty regarding our ability to access a consistent supply of internet display advertising inventory and expand access to such inventory, investments in new business opportunities and the timing of these investments, whether the projected benefits of acquisitions materialize as expected, uncertainty regarding international growth and expansion, the impact of competition, uncertainty regarding legislative, regulatory or self-regulatory developments regarding data privacy matters and the impact of efforts by other participants in our industry to comply therewith, failure to enhance our brand cost-effectively, recent growth rates not being indicative of future growth, our ability to manage growth, potential fluctuations in operating results, our ability to grow our base of clients, and the financial impact of maximizing Revenue ex-TAC, as well as risks related to future opportunities and plans, including the uncertainty of expected future financial performance and results and those risks detailed from time-to-time under the caption "Risk Factors" and elsewhere in the Company’s SEC filings and reports, including the Company's Annual Report on Form 10-K filed with the SEC on March 1, 2019, and the Quarterly Report on Form 10-Q for the quarter ended March 31, 2019 filed with the SEC on May 9, 2019, as well as future filings and reports by the Company. Except as required by law, the Company undertakes no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events, changes in expectations or otherwise.

About Criteo

Criteo (NASDAQ: CRTO) is the advertising platform for the open Internet, an ecosystem that favors neutrality, transparency and inclusiveness. 2,800 Criteo team members partner with over 19,000 customers and thousands of publishers around the globe to deliver effective advertising across all channels, by applying advanced machine learning to unparalleled data sets. Criteo empowers companies of all sizes with the technology they need to better know and serve their customers. For more information, please visit www.criteo.com.

Contacts

Criteo Public Relations
Isabelle Leung-Tack, VP, Global Communications, i.leungtack@criteo.com

Criteo Investor Relations
Edouard Lassalle, VP, Head of IR, e.lassalle@criteo.com
Friederike Edelmann, IR Director, f.edelmann@criteo.com